Exhibit 99.1

Thursday, July 13, 2006	Roger Bosma
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports Second Quarter Results and Declares 5% Stock Dividend

Oak Ridge, NJ – July 13, 2006 — Lakeland Bancorp, Inc. (Nasdaq: LBAI) reported second quarter Net Income of $5.1 million and Diluted Earnings Per Share of $0.23, which were both equivalent to the results for the same period in 2005. (All share and per share information have been adjusted for a 5% stock dividend declared on July 12, 2006, unless otherwise noted.) Annualized Return on Average Assets was 0.93% and Annualized Return on Average Equity was 10.74% for the second quarter of 2006.

Net Income for the first six months of 2006 was $9.7 million, which was equivalent to Net Income for the same period last year. Diluted Earnings Per Share was $0.44 as compared to a $0.42 EPS for the first six months of 2005. Return on Average Assets was 0.89% and Return on Average Equity was 10.37% for the six month period.

Lakeland Bancorp announced that it has declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on August 15, 2006 to holders of record as of the close of business on July 31, 2006. In addition, the Company has authorized a 5% stock dividend, which will be paid on August 16, 2006 to holders of record as of the close of business July 31, 2006.

Lakeland Bancorp also announced a stock buyback program for the purchase of up to 500,000 shares of the Company’s outstanding shares over the next twelve months. Purchases may be made in management’s discretion in open market or privately negotiated transactions. The Company purchased a total of 611,252 shares under a similar program to purchase up to 787,500 shares which expired in June 2006 (share totals are unadjusted for the 5% stock dividend declared on July 12, 2006).

-continued-

Roger Bosma, Lakeland Bancorp’s President and CEO said, “Although the interest rate environment has been challenging to our industry over the past year, Net Income in the second quarter of 2006 was comparable to the same period last year. In this quarter, we have improved our asset mix with strong loan growth, which has helped to make interest margins equivalent from the first to the second quarter of 2006. Additionally, we have continued to employ strategies to increase fee income, as well as reduce various operating expenses.”

Earnings

Net Interest Income

Net interest income for the second quarter of 2006 was $16.7 million compared to the $17.4 million earned in the second quarter of 2005. Net interest margin for the second quarter of 2006 was 3.48% as compared to 3.77% reported in the second quarter of 2005, while average earning assets rose 5%. The Company’s yield on interest-earning assets increased by 56 basis points to 5.94% in the second quarter of 2006, from 5.38% for the same period last year. The cost of interest bearing liabilities increased 99 basis points from 1.90% in the second quarter of 2005 to 2.89% in the second quarter of 2006. The yields for both interest-earning assets and interest bearing liabilities reflect the rising interest rate environment. The increased liability cost was also due to an increase in higher yielding time deposits.

Year-to-date, net interest income was $33.3 million, or 5% lower than the $35.0 million reported for the first six months of 2005. Net interest margin was 3.47% for the first half of 2006 compared to 3.81% for the same period last year, while average earning assets rose 5%. The Company’s yield on earning assets increased from 5.35% for the first six months of 2005, to 5.85% for the first six months of 2006. The Company’s cost of interest bearing liabilities increased from 1.82% for the first six months of 2005, to 2.78% for the first six months of 2006.

Noninterest income

Noninterest income totaled $4.3 million, or 16% higher than the $3.7 million reported in the second quarter of 2005. Gains on sales of investment securities were $100,000 in second quarter 2005 compared to $0 gains in the second quarter of 2006. Service charges on deposit accounts totaling $2.7 million increased by $364,000 or 15% in the second quarter of 2006, as compared to the same period last year. In May 2005, the Company introduced an overdraft privilege checking program, which contributed fee income to this category. Commissions and fees at $920,000 increased by $189,000, or 26% primarily due to an increase in investment commission income, while leasing income increased by $123,000, or 77% to $282,000.

Noninterest income totaled $8.8 million for the first six months of 2006, or 21% higher than the same period last year. Gains on sales of investment securities were $78,000 for the first six months of 2006, as compared to $128,000 for the first six months of 2005. Service charges on deposit accounts increased 24% to $5.3 million, primarily due to the overdraft privilege checking program; commissions and fees increased 24% to $1.8 million due to increased investment commission income; leasing income decreased $197,000 to $463,000; while other income increased $419,000 to $575,000, primarily due to a $362,000 gain on the sale of a branch office in the first quarter of 2006.

Noninterest expense

Noninterest expense for the second quarter of 2006 was $13.4 million, as compared to $13.2 million in the second quarter of 2005. Salary and benefit expense at $7.7 million increased 7%,

-continued-

reflecting new hires as well as normal salary and benefit increases. Occupancy, furniture and equipment expenses at $2.4 million increased 4%. The remaining noninterest expense categories decreased by $443,000, or 12% to $3.3 million in the second quarter of 2006. This decrease was primarily due to lower legal fees, marketing expenses and stationery, supplies and postage expenses in the second quarter of 2006 as compared to the same period last year. The bank’s efficiency ratio was 61.0% in the second quarter of 2006.

For the first six months of 2006, noninterest expense was $27.2 million, compared to $26.9 million in 2005. Salary and benefit costs increased by $1.1 million or 7%, to $15.3 million. Occupancy, furniture and equipment expenses remained unchanged at $5.0 million. The remaining expense categories decreased by $792,000 or 10%, primarily due to decreased legal fees and a decline in the provision for unfunded lending commitments.

Financial Condition

At June 30, 2006, total assets were $2.243 billion. Total loans were $1.420 billion, up $113.2 million or 9% from $1.307 billion at year-end 2005. Actual loan growth in the second quarter of 2006 totaled $85.6 million, or 6%. Total deposits at $1.794 billion were unchanged from year-end 2005. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.34 billion and represented 74% of total deposits at June 30, 2006.

Asset Quality

At June 30, 2006, non-performing assets totaled $4.0 million (0.18% of total assets). The Allowance for Loan and Lease Losses totaled $13.1 million at June 30, 2006 and represented 0.92% of total loans. During the first half of 2006, the Company had net charge-offs of $758,000 (0.11% of total loans) as compared to $1.2 million (0.20% of total loans) during the first half of 2005. The Allowance for Loan and Lease Losses at June 30, 2006 was 326% of non-performing loans, as compared to 142% at June 30, 2005.

Capital

Stockholders’ equity was $189.6 million and book value per common share was $8.61. As of June 30, 2006, the Company’s leverage ratio was 7.66%. Tier I and total risk based capital ratios were 10.87% and 11.74%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines. Under the stock buy-back program which expired in June, the Company repurchased 52,300 shares during the second quarter of 2006 at an average price of $14.12 per share (unadjusted for 5% stock dividend declared on July 12, 2006).

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to corporate objectives, and other financial and business matters. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$16,721	$17,427	$33,269	$35,034
Provision for Loan Losses	(319)	(327)	(651)	(1,110)
Noninterest Income (excluding investment securities gains)	4,324	3,624	8,723	7,125
Gain on sales of investment securities	—	100	78	128
Noninterest Expense	(13,417)	(13,233)	(27,210)	(26,904)

Pretax Income	7,309	7,591	14,209	14,273
Tax Expense	(2,254)	(2,454)	(4,462)	(4,568)

Net Income	$5,055	$5,137	$9,747	$9,705

Memo: Tax equivalent adjustment	$536	$465	$1,081	$956

Basic Earnings Per Share *	$0.23	$0.23	$0.44	$0.43
Diluted Earnings Per Share *	$0.23	$0.23	$0.44	$0.42
Dividends per share *	$0.095	$0.09	$0.19	$0.18
Weighted Average Shares - Basic *	22,018	22,651	22,062	22,718
Weighted Average Shares - Diluted *	22,155	22,812	22,212	22,891

SELECTED OPERATING RATIOS
Return on Average Assets	0.93%	0.97%	0.89%	0.92%
Return on Average Equity	10.74%	10.73%	10.37%	10.15%
Yield on Interest Earning Assets	5.94%	5.38%	5.85%	5.35%
Cost of funds	2.89%	1.90%	2.78%	1.82%
Net interest spread	3.05%	3.48%	3.07%	3.53%
Net interest margin	3.48%	3.77%	3.47%	3.81%
Efficiency ratio	60.94%	60.28%	61.82%	60.83%
Stockholders’ equity to total assets			8.45%	9.23%
Book value per share *			$8.61	$8.62

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.11%	0.20%
Ratio of allowance to total loans			0.92%	1.36%
Non-performing loans to total loans			0.28%	0.96%
Non-performing assets to total assets			0.18%	0.59%
Allowance to non-performing loans			326%	142%

SELECTED BALANCE SHEET DATA AT PERIOD-END

			6/30/2006	12/31/2005
Loans			$1,420,240	$1,307,023
Allowance for Loan Losses			(13,067)	(13,173)
Investment Securities			588,481	670,472
Total Assets			2,242,660	2,206,033
Core Deposits			1,335,870	1,350,567
Deposits			1,793,621	1,798,160
Borrowings			248,972	204,963
Stockholders’ Equity			189,591	191,781

SELECTED AVERAGE BALANCE SHEET DATA

	For the three months ended		For the six months ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005
Investment Securities	604,928	689,288	638,800	705,062
Loans, net	1,375,278	1,200,439	1,346,613	1,186,434
Interest-Earning Assets	1,989,469	1,903,363	1,995,342	1,904,696
Total Assets	2,191,416	2,115,234	2,199,513	2,124,846
Core Deposits	1,334,869	1,313,219	1,331,962	1,334,435
Time Deposits	449,246	393,751	451,661	390,752
Deposits	1,784,115	1,706,970	1,783,623	1,725,187
Total Interest-Bearing Liabilities	1,692,680	1,607,801	1,703,886	1,616,261
Short-Term Borrowings	87,605	106,631	104,917	99,129
Long-Term Debt	62,003	41,802	52,720	40,266
Subordinated Debentures	56,703	56,703	56,703	56,703
Stockholders’ Equity	188,815	192,107	189,566	192,807

*	Adjusted for 5% stock dividend payable on August 16, 2006 to shareholders of record July 31, 2006.

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$48,578	$42,639
Federal funds sold and interest-bearing deposits due from banks	7,937	10,176

Total cash and cash equivalents	56,515	52,815

Investment securities available for sale	436,493	515,903
Investment securities held to maturity; fair value of $147,358 in 2006 and $151,637 in 2005	151,988	154,569
Loans:
Commercial	833,432	735,326
Residential mortgages	274,941	269,461
Consumer and home equity	311,867	302,236

Total loans	1,420,240	1,307,023
Deferred fees	5,778	5,744
Allowance for loan and lease losses	(13,067)	(13,173)

Net loans	1,412,951	1,299,594
Premises and equipment - net	32,459	32,428
Accrued interest receivable	8,542	8,851
Goodwill and other identifiable intangible assets	92,648	93,395
Bank owned life insurance	36,077	35,479
Other assets	14,987	12,999

TOTAL ASSETS	$2,242,660	$2,206,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$308,567	$312,529
Savings and interest-bearing transaction accounts	1,027,303	1,038,038
Time deposits under $100,000	281,010	293,293
Time deposits $100,000 and over	176,741	154,300

Total deposits	1,793,621	1,798,160
Federal funds purchased and securities sold under agreements to repurchase	130,378	103,199
Long-term debt	61,711	45,061
Subordinated debentures	56,703	56,703
Other liabilities	10,656	11,129

TOTAL LIABILITIES	2,053,069	2,014,252

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 23,564,453 at June 30, 2006 and December 31, 2005	242,672	226,322
Accumulated Deficit	(20,444)	(9,514)
Treasury stock, at cost, 1,555,321 shares at June 30, 2006 and 1,386,434 at December 31, 2005	(22,779)	(20,176)
Accumulated other comprehensive loss	(9,858)	(4,851)

TOTAL STOCKHOLDERS’ EQUITY	189,591	191,781

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,242,660	$2,206,033

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$22,750	$18,424	$43,848	$35,973
Federal funds sold and interest bearing deposits with banks	133	89	234	220
Taxable investment securities	5,053	5,686	10,795	11,735
Tax exempt investment securities	996	865	2,008	1,776

TOTAL INTEREST INCOME	28,932	25,064	56,885	49,704

INTEREST EXPENSE
Deposits	9,491	5,368	18,130	10,449
Federal funds purchased and securities sold under agreements to repurchase	1,023	851	2,284	1,386
Long-term debt	1,697	1,418	3,202	2,835

TOTAL INTEREST EXPENSE	12,211	7,637	23,616	14,670

NET INTEREST INCOME	16,721	17,427	33,269	35,034
Provision for loan losses	319	327	651	1,110

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,402	17,100	32,618	33,924

NONINTEREST INCOME
Service charges on deposit accounts	2,721	2,357	5,264	4,241
Commissions and fees	920	731	1,814	1,466
Gain on the sales of investment securities	0	100	78	128
Income on bank owned life insurance	308	305	607	602
Leasing income	282	159	463	660
Other income	93	72	575	156

TOTAL NONINTEREST INCOME	4,324	3,724	8,801	7,253

NONINTEREST EXPENSE
Salaries and employee benefits	7,672	7,142	15,305	14,247
Net occupancy expense	1,291	1,212	2,724	2,759
Furniture and equipment	1,133	1,115	2,285	2,210
Stationery, supplies and postage	403	476	815	906
Legal fees	68	224	242	447
Marketing expense	423	534	834	875
Core deposit intangible amortization	298	303	601	606
Other expenses	2,129	2,227	4,404	4,854

TOTAL NONINTEREST EXPENSE	13,417	13,233	27,210	26,904

INCOME BEFORE PROVISION FOR INCOME TAXES	7,309	7,591	14,209	14,273
Provision for income taxes	2,254	2,454	4,462	4,568

NET INCOME	$5,055	$5,137	$9,747	$9,705

EARNINGS PER COMMON SHARE
Basic	$0.23	$0.23	$0.44	$0.43

Diluted	$0.23	$0.23	$0.44	$0.42

DIVIDENDS PER SHARE	$0.095	$0.09	$0.19	$0.18